Exhibit (h)(1)

FORM OF PRIVATE PLACEMENT AGENT AGREEMENT

THIS AGREEMENT made as of the              day of October 2018, by and between the Ellington Income Opportunities Fund, a Delaware statutory trust (the “Fund”), and Foreside Fund Services, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Suite 100, Portland, Maine 04101 (“Placement Agent”).

WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, units in the Fund (“Units”) have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and it is intended that Units shall not be required to be registered under the 1933 Act by virtue of the exemption afforded by Section 4(a)(2) thereof and the applicable exemption thereunder;

WHEREAS, investments in the Fund will be made upon the terms and subject to the conditions set forth in the Confidential Private Placement Memorandum of the Fund included in its registration statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”) under the 1940 Act (as amended from time to time, the “Offering Memorandum”);

WHEREAS, Princeton Fund Advisors, LLC (the “Investment Adviser”) serves as the investment adviser to the Fund;

WHEREAS, the Fund desires to retain Placement Agent to advise, consult with and assist the Fund with the private placement of Units;

WHEREAS, the Placement Agent is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Fund’s board of trustees (the “Board”), including the trustees that are not “interested persons” of the Fund (as defined under the 1940 Act) (the “Disinterested Trustees”), and its disinterested directors in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, this Agreement sets forth the terms and conditions upon which Placement Agent will serve as private placement agent for the Fund; and

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

SECTION 1.    OFFERING OF UNITS; PLACEMENT AGENT’S DUTIES

(a)    Placement Agent is hereby authorized to act as a placement agent of the Fund for the marketing of the Units during the term of this Agreement and subject to the rules and regulations of the SEC and the laws governing the sale of securities in the various states (the “Blue Sky Laws”). The provisions of this paragraph do not obligate Placement Agent to sell any particular number of Units.

(b)    Subject to applicable law and as requested by the Fund, the Placement Agent shall enter into agreements (“Sub-Placement Agent Agreements”) with financial intermediaries (each a “Financial Intermediary” and collectively, “Financial Intermediaries”). The form of such Sub-Placement Agent Agreement shall be approved by the Fund.

(c)    The Placement Agent shall devote such time and personnel as it, in its discretion, deems appropriate, and shall not be required to devote any minimum amount of time or personnel, or raise any minimum amount of funds, in connection with its services hereunder.

(d)    The Placement Agent agrees to review all proposed advertising materials and sales literature for compliance with applicable FINRA and SEC rules and regulations, and, if required by law and/or regulation, shall file with FINRA such advertising materials and sales literature. The Placement Agent agrees to furnish to the Client any comments provided by regulators with respect to such materials.

(e)    This Agreement shall not be deemed to restrict or limit the ability of the Placement Agent and its affiliates to provide other services to the Fund or its affiliates or to receive compensation for such services.

(f)    The Fund Agrees that all subscriptions for Units shall be made through Financial Intermediaries and directed to the Fund for acceptance and shall not be binding on the Fund until accepted by it. The Fund shall have the right to accept or reject any subscription in accordance with the terms of its governing documents and its Offering Memorandum. The Fund shall give notice of such determination to the individual subscriber and the Sub-Placement Agent responsible for the subscription. No interest will be paid to subscribers on rejected subscriptions.

(g)    The Placement Agent shall be held harmless and shall incur no liability whatsoever in the event that the purchase of Units under any subscription is not consummated due to any action or omission of the subscriber, the Fund, the Financial Intermediaries, or any other reason other than the willful misfeasance, bad faith or gross negligence of the Placement Agent. The Placement Agent shall not have any obligation to purchase any of the Units as principal under any circumstances.

(h)    The activities that are conducted by Placement Agent with respect to the Fund shall be undertaken only in accordance with the terms and conditions set forth in the Offering Memorandum, applicable laws and regulations, and the terms of this Agreement.

(i)    The Fund shall furnish copies of the Offering Memorandum and the Subscription Agreement to the Financial Intermediaries in reasonable quantities upon request.

SECTION 2.    COMPLIANCE WITH APPLICABLE SECURITIES LAWS

(a)    With respect to their respective activities under this Agreement, Placement Agent and the Fund each agree that it will comply with the applicable requirements of (i) the 1933 Act , (ii) the 1940 Act, (iii) the 1934 Act (including all regulations, rules and releases under all such statutes), (iv) the Blue Sky Laws of the state or jurisdiction in which such sale is made, and (v) with respect to Placement Agent, with all applicable rules and regulations of FINRA. In connection with the foregoing, Placement Agent agrees to comply with such procedures as may be necessary in order that no act or omission to act by Placement Agent in connection with the Fund’s offering of Units shall cause to become unavailable the exemption from registration of the Units under the 1933 Act provided by Section 4(a)(2) thereof and the applicable exemption thereunder.

(b)    Placement Agent acknowledges and agrees that it is not authorized to give any information or make any representation other than those contained in (i) the Offering Memorandum or (ii) any sales literature, performance reports, financial statements and other written materials provided by or on behalf of the Fund in connection with the placement of Units (all such materials except the Offering Memorandum being collectively referred to as “Related Offering Materials”).

(c)    Units in the Fund will be offered on a private placement basis to investors that are “accredited investors” as that term is defined in Rule 501 of Regulation D under the Act and meet other eligibility standards set forth in the Offering Memorandum, as amended or supplemented from time to time (investors meeting all of the foregoing qualifications, “Eligible Investors”) only. Neither the Fund nor any person acting on its behalf, shall offer or sell Units by any form of general solicitation or general advertising, including, without limitation, the methods described in Rule 502(c) of Regulation D under the Act.

(d)    The Fund shall prepare the Offering Memorandum and the application for Units to be used in connection with all subscriptions (the “Subscription Agreement”). During the continuous offering, the Fund will deliver to the Placement Agent, without charge, at its principal place of business, as many copies of the foregoing documents as the Placement Agent may reasonably request.

(e)    The Fund shall extend to prospective investors an opportunity, prior to purchase of any Units, to ask questions and receive answers concerning the Fund and the terms and conditions of the offering, and to obtain such additional information as the prospective investor may consider necessary in making an informed investment decision.

(f)    The Placement Agent may rely upon advice given by the Fund and the Fund’s counsel, from time to time, as to the legality of, and any restrictions placed on, the offer or sale of Units in jurisdictions where Units are or may be offered. Subject to the foregoing and other provisions of this Agreement, the Placement Agent is responsible for complying with all applicable U.S. federal and state laws, rules and regulations directly applicable to the Placement Agent in connection with its services hereunder, including applicable rules of FINRA.

(g)    The Fund agrees that no Units shall be offered in any jurisdiction outside of the United States (a “Foreign Jurisdiction”) unless:

(i)    The Fund obtains prior written approval from Placement Agent.

(ii)    The Fund notifies Placement Agent in writing of any contemplated offering in a Foreign Jurisdiction, in each case setting forth the following information: (A) name of the Fund; (B) the applicable Foreign Jurisdiction; (C) whether, and, if so, with which regulatory authorities the Fund may need to be registered; (D) the location(s) from which the offering activities are proposed to be conducted and the scope of such activities; (E) whether the Fund will be offered or sold to investors or intended investors through agents that are licensed to do the same in the applicable Foreign Jurisdiction; and (F) such other information, including legal analysis, as Placement Agent may reasonably deem relevant.

(iii)    The Fund shall certify to Placement Agent that, based on the activity of registered representatives in the applicable foreign jurisdiction, the Fund has taken all necessary action to comply with the laws and regulations of such foreign jurisdiction (“Foreign Laws and Regulations”) to offer and sell its Units in the applicable foreign jurisdiction including registration of such Units, if required. The Fund must also provide Placement Agent with written confirmation from outside counsel stating that, provided that Fund has complied with the applicable Foreign Laws and Regulations, such Foreign Laws and Regulations do not require registration or any other action by Placement Agent with respect to that foreign jurisdiction.

(iv)    Placement Agent reserves the right to restrict or prohibit any offering in a Foreign Jurisdiction as Placement Agent reasonably deems necessary, in consultation with the Fund, to comply with applicable law.

(v)    The Fund represents that it has in place policies and procedures to comply with the laws, rules and regulations of any Foreign Jurisdiction governing private offerings of the Fund.

SECTION 3.    STATE BLUE SKY QUALIFICATION

The Fund will be responsible for ensuring that any notices or filings are made, that are necessary for the purposes of achieving an exemption from registration of the Units under the Blue Sky Laws as may be applicable in connection with the transactions contemplated by this Agreement, including the filing of documents with the SEC and relevant states. The Fund will furnish any required consent to service of process in connection therewith.

The Fund or the Investment Adviser shall advise Placement Agent from time to time concerning the states and other jurisdictions in which solicitations of Eligible Investors by or on behalf of the Fund may be made under the applicable Blue Sky Laws. Upon request by Placement Agent, the Fund or the Investment Adviser shall provide evidence of qualification of Units in each applicable state or jurisdiction. The Fund shall ensure that any individual who solicits Eligible Investors in the Fund is appropriately licensed or registered in the appropriate jurisdictions before any solicitation is made in such jurisdiction.

SECTION 4.    INDEPENDENT AGENT

In performing its duties hereunder, Placement Agent shall be regarded as an independent contractor of the Fund. Except as specifically contemplated by Section 1(a) of this Agreement, Placement Agent shall not have any right or authority to create any obligations of any kind on behalf of the Fund and shall make no representation to any third party to the contrary. Placement Agent may provide services similar to those provided under this Agreement for any other person or entity on such terms as may be arranged with such person or entity, and Placement Agent shall not be required to disclose to the Fund any fact or thing that may come to the knowledge of Placement Agent in the course of so doing.

SECTION 5.    CONFIDENTIALITY

(a)    Each party agrees to treat all records and other information related to the other party as proprietary information and, on behalf of itself and its employees, to keep confidential all such information, except that, to the extent consistent with applicable law and regulation, Placement Agent may (i) provide information to Placement Agent’s counsel and to persons engaged by the Fund or the Investment Adviser to provide services with respect to the Fund; (ii) identify, if approved in writing by the Fund, the Fund as a client of Placement Agent for Placement Agent’s sales and marketing purposes; and (iii) release information as approved in writing by the Fund or its authorized agents, provided, however, that Placement Agent may release information without such approval if such information is requested pursuant to, or required by, law, regulation, legal process or self-regulatory or regulatory authority; provided, further, however, that, in such event, Placement Agent shall endeavor promptly to advise the Fund of such request or requirement, to the extent practicable in advance of any actual release of information.

(b)    Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 5 the following information shall not be deemed confidential information: (i) information that was known to Placement Agent before receipt thereof from or on behalf of the Fund or the Investment Adviser; (ii) information that is disclosed to Placement Agent by a third person whom Placement Agent reasonably believes has a right to make such disclosure without any obligation of confidentiality to the Fund or the Investment Adviser; (iii) information that becomes generally available to the public without violation of this Agreement by Placement Agent; or (iv) information that is independently developed by Placement Agent, or those of its employees or affiliates to whom such information was not disclosed, and without reference to the Fund’s information.

SECTION 6.    TERMINATION

(a)    This Agreement shall become effective as of the date first set forth above and shall remain in effect until the second anniversary thereof. Thereafter, this Agreement shall continue in effect from year to year, provided that each such continuance is approved by the Board, including the vote of a majority of the Disinterested Trustees, of the Fund.

(b)    After this Agreement is effective, any party may terminate it (with or without cause) by at least thirty (30) days’ advance written notice to the other parties. Without limiting the generality of the foregoing, Placement Agent’s exclusion from or suspension by FINRA will automatically terminate this Agreement without notice. The provisions of Sections 5, 6(b),9, 10, 11 and 13 shall survive any termination of this Agreement. This Agreement shall terminate automatically in the event of its “assignment” as such term is defined by the 1940 Act and the rules thereunder.

SECTION 7.    REPRESENTATIONS OF PLACEMENT AGENT

Placement Agent represents and warrants to the Fund that:

(a)    It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of Maine;

(b)    It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c)    All requisite limited liability company actions have been taken to authorize it to enter into and perform this Agreement;

(d)    It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(e)    This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Placement Agent, enforceable against Placement Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(f)    It is registered under the 1934 Act with the SEC as a broker-dealer, it is a member in good standing of FINRA and is registered or licensed (or qualifies for an applicable exemption therefrom) under applicable state or local law as a broker or dealer in all states and territories where Units are offered or sold.

SECTION 8.    DUTIES AND REPRESENTATIONS OF THE FUND

(a)    The Fund shall furnish to Placement Agent copies of the Offering Memorandum and supplements or amendments thereto as requested, and shall otherwise cooperate with reasonable requests for documents or other information by Placement Agent in connection with its activities hereunder. The Fund shall make available to Placement Agent the number of copies of such materials as Placement Agent shall reasonably request. The Fund recognizes and confirms that in performing the services contemplated by this Agreement, Placement Agent does not assume responsibility for the accuracy or completeness of the documents described herein.

(b)    The Fund represents and warrants to Placement Agent that:

(i)    It is organized and existing and in good standing under the laws of the jurisdiction of its organization;

(ii)    It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iii)    All proceedings required by its organizational documents have been taken to authorize it to enter into and perform its duties under this Agreement;

(iv)    Pursuant to its organizational documents, the Fund is authorized to issue an unlimited number of Units in the Fund. The liability of each holder of Units in the Fund for the losses, debts and obligations of the Fund, whether arising in contract, tort or otherwise, shall generally be limited to the holder’s capital contribution to the Fund.

(v)    This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)    The Units have not been and will not be registered under the 1933 Act or the Blue Sky Laws of any state of the United States or any other jurisdiction. The Units have been authorized for sale as contemplated by the Offering Memorandum. Once payment is received, the Units issued will conform to the description contained in the Offering Memorandum, as amended or supplemented. The offer and sale of the Units in the manner contemplated by this Agreement and the Offering Memorandum will be exempt from the registration requirements of the 1933 Act pursuant to Section 4(a)(2) thereof and Regulation D thereunder. All statements of fact contained or to be contained in the Offering Memorandum are or will be true and correct in all material respects at the time indicated and the Offering Memorandum will not at any time include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Units;

(vii)    The Fund has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering laws and regulations, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

(viii)    The Units will not be offered in jurisdictions outside of the United States, except as permitted under Section 2(f) of this Agreement; and

(ix)    The Units will be offered and sold only to Eligible Investors.

(c)    The Fund shall, at its expense, amend or supplement the Offering Memorandum if, at any time, an amendment or supplement is necessary to comply with applicable laws, or is necessary to correct any materially untrue statement in the Offering Memorandum or to eliminate any material omission therein or any omission therein which makes any of the statements therein materially misleading. The Fund shall notify Placement Agent promptly (i) upon discovery of any untrue statement of a material fact in the Offering Memorandum or an omission to state therein a material fact required or necessary to make the statements therein not misleading, and/or (ii) of the occurrence of any event or change in circumstances, of which the Fund is aware or should be aware, that results in the Offering Memorandum containing an untrue statement of a material fact or omitting to state therein a material fact required or necessary to make the statements therein not misleading.

The Fund shall not amend the Offering Memorandum without giving Placement Agent notice reasonably in advance of its effectiveness; provided, however, that nothing contained in this Agreement shall, in any way limit the Fund’s right to amend the Offering Memorandum as the Fund may deem advisable.

(d)    The Fund shall advise Placement Agent promptly: (i) of any request by the SEC or any state securities examiner for amendments to the Offering Memorandum or for additional information related to the Fund; (ii) in the event of the issuance by the SEC or any state securities examiner of any stop order suspending the use of the Offering Memorandum or the initiation of any proceedings for that purpose; (iii) of the happening of any material event, of which the Fund is aware or should be aware, that makes untrue any statement made in the Fund’s then current Offering Memorandum or which requires the making of a change in such document(s) in order to make the statements therein not misleading; and (iv) any litigation or written threat of litigation, of which the Fund is aware or should be aware, by any person relating to the offering of Units.

(e)    Subject to the duties assigned to Placement Agent under this Agreement, the Fund shall bear full responsibility for conducting its operations and affairs (including the preparation of the Fund’s governing documents, the Offering Memorandum, the Subscription Agreement, and all Related Offering Materials) in compliance with applicable laws, including (i) those governing the private placement of Units in accordance with Regulation D under the Act; (ii) the 1940 Act, and rules thereunder, and (iii) other applicable laws, rules and exemptions, such as (if applicable) Rule 4.5 under the Commodity Exchange Act, as amended. All restrictions relevant to the offering of Units as may be necessary or appropriate in light of the foregoing at any time shall be set forth in the most recent version of the Offering Memorandum provided to Placement Agent by the Fund.

(f)    Except as otherwise expressly provided in this Agreement, Placement Agent shall be under no duty to comply with or take any action as a result of any amendment to the Fund’s governing documents, the Offering Memorandum, the Subscription Agreement, any Related Offering Materials or any Fund policy. No such amendment that is materially adverse to or imposes materially different or additional duties upon the Placement Agent may be made unless Placement Agent expressly consents thereto in advance in writing. The Fund will submit to Placement Agent for approval prior to use, the Offering Memorandum, any amendment or supplement thereto, and any other Related Offering Materials or documents distributed to Fund investors or potential investors (whether or not as part of the Placement) in which Placement Agent is mentioned.

SECTION 9.    STANDARD OF CARE

(a)    Placement Agent shall be under no duty to take any action under this Agreement except as specifically set forth herein or as may be specifically agreed to by Placement Agent in a written amendment to this Agreement.

(b)    Neither Placement Agent nor any other Placement Agent Indemnitee (as defined in Section 10) shall be liable for any action taken or for any failure to take an action based on reasonable reliance upon, and shall be indemnified by the Fund for any action taken or omitted by it in reasonable reliable upon:

(i)    the written instructions of the Fund (including an officer of the Fund), or of counsel to the Fund; for purposes of this clause, procedures adopted by Placement Agent related to the implementation by Placement Agent of its obligations hereunder and the other activities contemplated to be taken by Placement Agent hereunder (acting individually or through its registered representatives) that have been reviewed and approved by the Fund or counsel to the Fund shall be deemed to be written instructions of the Fund or counsel to the Fund;

(ii)    any written instruction or certified copy of any resolution of the Board of directors, trustees or managers of the Investment Adviser or the Fund, and Placement Agent may rely upon the genuineness of any such document or copy thereof reasonably believed by Placement Agent to have been validly executed; or

(iii)    any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by Placement Agent to be genuine and to have been signed or presented by the Investment Adviser or the Fund or other proper party or parties, and Placement Agent shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Placement Agent reasonably believes to be genuine.

(c)    Notwithstanding anything in this Agreement to the contrary, Placement Agent shall not be liable to the Fund or any of the Fund’s Unitholders for any damages arising out of Placement Agent’s failure to perform its duties under this Agreement, except to the extent that such damages were caused by Placement Agent’s willful misfeasance, gross negligence or reckless disregard in the performance of such duties.

(d)    Placement Agent shall not be liable for the delays or errors of other service providers to the Fund, including the failure by any such service provider to provide information to Placement Agent when they have a duty to do so (irrespective of whether that duty is owed specifically to Placement Agent or a third party).

SECTION 10.    INDEMNIFICATION

(a)    The Fund hereby agrees to indemnify, defend and hold Placement Agent, its employees, agents, directors and officers and any person who controls Placement Agent within the meaning of section 15 of the 1933 Act or section 20 of the 1934 Act (the “Placement Agent Indemnitees”) free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) (“Losses”) that any Placement Agent Indemnitee may incur, under the Act, the 1940 Act, the 1934 Act or under common law or otherwise, arising out of or based upon (collectively, “Placement Agent Claims”):

(i)    any material action (or omission to act) of Placement Agent or its agents taken in connection with this Agreement; provided that such action (or omission to act) is taken without willful misfeasance, gross negligence or reckless disregard by Placement Agent of its duties and obligations under this Agreement;

(ii)    any untrue or alleged untrue statement of a material fact contained in the Offering Memorandum or Related Offering Materials or any omission or alleged omission to state a material fact required to be stated in the Offering Memorandum or Related Offering Materials or necessary to make the statements in any the Offering Memorandum or Related Offering Materials not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund by the Placement Agent;

(iii)    any material breach of the agreements, representations, warranties and covenants by the Fund in this Agreement; or

(iv)    the reliance on or use by Placement Agent or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Fund or the Investment Adviser.

(b)    The Fund may assume the defense of any suit brought to enforce any Placement Agent Claim and may retain counsel of good standing chosen by such Fund and approved by the relevant Placement Agent Indemnitee(s), which approval shall not be withheld unreasonably. The Fund shall advise the Placement Agent Indemnitee(s) that it will assume the defense of the suit and retains counsel within ten (10) days of receipt of the notice of the claim. If the Fund assumes the defense of any such suit and retain counsel, the Placement Agent Indemnitee(s) shall bear the fees and expenses of any additional counsel that they retain. If the Fund does not assume the defense of any such suit, or if the Placement Agent Indemnitee(s) does not approve of counsel chosen by the Fund or has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Fund, the Fund will reimburse any Placement Agent Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains. A Placement Agent Indemnitee shall not settle or confess any claim without the prior written consent of the Fund, which consent shall not be unreasonably withheld or delayed.

(c)    The Placement Agent hereby agrees to indemnify, defend, and hold the Fund, and its officers and directors (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that any Fund Indemnitee may incur, under the Act, the 1940 Act, the 1934 Act or under common law or otherwise, but only to the extent that such Losses result from, arise out of or are based upon (collectively, “Fund Claims”):

(i)    any material action (or omission to act) of Placement Agent or its agents taken in connection with this Agreement; provided that such action (or omission to act) is the result of willful misfeasance, gross negligence or reckless disregard by Placement Agent of its duties and obligations under this Agreement; or

(ii)    any material breach of the agreements, representations, warranties and covenants by Placement Agent in this Agreement.

(d)    Placement Agent may assume the defense of any suit brought to enforce any Fund Claim and may retain counsel of good standing chosen by Placement Agent and approved by the relevant Fund Indemnitee(s), which approval shall not be withheld unreasonably. Placement Agent shall advise the Fund Indemnitee(s) that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If Placement Agent assumes the defense of any such suit and retains counsel, the Fund Indemnitee(s) shall bear the fees and expenses of any additional counsel that they retain. If Placement Agent does not assume the defense of any such suit, or if the Fund Indemnitee(s) does not approve of counsel chosen by Placement Agent or has been advised that it may have available defenses or claims that are not available to or conflict with those available to Placement Agent, Placement Agent will reimburse any Fund Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains. A Fund Indemnitee shall not settle or confess any claim without the prior written consent of Placement Agent, which consent shall not be unreasonably withheld or delayed.

(e)    Each party’s obligations to provide indemnification under this Section are conditioned upon that party receiving notice of any action brought against a Placement Agent Indemnitee or Fund Indemnitee, respectively, by the person against whom such action is brought as promptly as reasonably possible after the summons or other first legal process is served. Such notice shall refer to the person or persons against whom the action is brought. The failure to provide such notice shall not relieve the party entitled to such notice of any liability that it may have to any Placement Agent Indemnitee or Fund Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

(f)    The provisions of this Section and the parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Placement Agent Indemnitee or Fund Indemnitee and shall survive the sale and redemption of any Units made pursuant to subscriptions obtained by Placement Agent and the termination of this Agreement. The indemnification provisions of this Section will inure exclusively to the benefit of each person that may be a Placement Agent Indemnitee or Fund Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

(g)    Each party agrees promptly to notify the other party of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of Units.

(h)    Nothing contained herein shall require the Fund to take any action contrary to any provision of its Offering Memorandum or any applicable statute or regulation or shall require Placement Agent to take any action contrary to any provision of its governing documents or any applicable statute or regulation; provided, however, that neither the Fund nor Placement Agent may amend the Offering Memorandum or Related Offering Materials or their respective governing documents in any manner that would result in a violation of a representation or warranty made in this Agreement.

(i)    No party hereto shall be liable for any consequential, special, punitive, or indirect losses or damages suffered by another party hereto, whether or not the likelihood of such losses or damages was known by the party.

(j)    In no event shall an indemnifying party be obligated to indemnify any indemnified party against any Losses to which such indemnified party would otherwise be subject by reason of that indemnified party’s willful misfeasance, bad faith, or gross negligence in the performance of that indemnified party’s duties, or by reason of that indemnified party’s reckless disregard of its obligations and duties under this Agreement.

SECTION 11.    SUB-PLACEMENT AGENT AGREEMENT INDEMNIFICATION

A.    The Fund acknowledges and agrees that certain large and significant financial intermediaries, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), may require that Placement Agent enter into agreements (“Non-Standard Sub-Placement Agent Agreements”) that contain certain representations, undertakings and indemnification that are not included in the form of Sub-Placement Agent Agreement approved by the Fund (“Standard Sub-Placement Agent Agreement”).

B.    To the extent that Placement Agent, after review and approval by the Fund, enters into any Non-Standard Sub-Placement Agent Agreement, the Fund shall indemnify, defend and hold the Placement Agent Indemnitees free and harmless from and against any and all Losses that any Placement Agent Indemnitee may incur arising out of or relating to (a) Placement Agent’s actions or failures to act pursuant to any Non-Standard Sub-Placement Agent Agreement; (b) any representations made by Placement Agent in any Non-Standard Sub-Placement Agent Agreement to the extent that Placement Agent is not required to make such representations in the Standard Sub-Placement Agent Agreement; or (c) any indemnification provided by Placement Agent under a Non-Standard Sub-Placement Agent Agreement to the extent that such indemnification is beyond the indemnification Placement Agent provides to intermediaries in the Standard Sub-Placement Agent Agreement. In no event shall anything contained herein be so construed as to protect a Placement Agent Indemnitee against any liability to the Fund or its unitholders to which the Placement Agent Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Placement Agent Indemnitee’s obligations or duties under the Non-Standard Sub-Placement Agent Agreement or by reason of Placement Agent Indemnitee’s reckless disregard of its obligations or duties under the Non-Standard Placement Agent Agreement.

SECTION 12.    COMPENSATION AND EXPENSES

(a)    The Fund acknowledges that Placement Agent will enter into a separate services agreement with the Investment Adviser pursuant to which the Investment Adviser will compensate Placement Agent and reimburse certain expenses of Placement Agent from the Investment Adviser’s own resources in consideration of services provided by Placement Agent to the Investment Adviser with respect to the Fund.

(b)    Reserved.

(c)    The Fund will pay, or will cause to be paid, all costs and expenses relating to (i) the preparation and photocopying or printing of its Offering Memorandum, and all amendments and supplements thereto, and Related Offering Materials; (ii) the exemption from registration or qualification of Units for offer and sale under Regulation D and under all relevant Blue Sky Laws; (iii) the furnishing to Placement Agent of copies of the Fund’s Offering Memorandum and all amendments or supplements thereto and of Related Offering Materials and other documents reasonably requested by Placement Agent, in such quantities as may be reasonably requested by Placement Agent, including costs of shipping and mailing; (iv) fees and disbursements of counsel to the Fund in connection with the organization and maintenance of the Fund and the transactions contemplated by this Agreement; and (v) all other expenses of the Fund which are not the express obligations of Placement Agent as set forth in this Agreement.

(d)    As between Placement Agent and the Fund, Placement Agent shall pay all expenses relating to its broker-dealer qualification.

SECTION 13.    MISCELLANEOUS

(a)    No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto.

(b)    This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of laws, principles and rules thereof.

(c)    This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(d)    The liability and obligation of the Fund under or in connection with this Agreement is several (and not joint), whether or not so stated elsewhere.

(e)    This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)    If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by all parties and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g)    Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)    Any notice required or permitted to be given hereunder by any party to the other parties shall be deemed sufficiently given if in writing and personally delivered or sent by, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Placement Agent or the Fund, as the case may be. Notice shall be given to each party at the following addresses:

If to Placement Agent:

Foreside Fund Services, LLC

Three Canal Plaza, Suite 100

Portland, ME 04101

Attn: Legal Department

Fax: (207) 553-7151

If to the Fund:

c/o Princeton Fund Advisors, LLC

8000 Norman Center Drive, Suite 630

Minneapolis, MN 55437

Attn: John L. Sabre

Fax: (952) 897-5391

(i)    Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability.

(j)    Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party without the written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(k)    No party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, acts of terrorism, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

(l)    This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

ELLINGTON INCOME OPPORTUNITIES FUND

By:
Name: John L. Sabre
Title: President

FORESIDE FUND SERVICES, LLC

By:
Mark Fairbanks, Vice President

[Signature Page to Private Placement Agent Agreement]